Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-40441, 333-1040, 333-105205, 333-126703, 333-135000, 333-161765, 333-174305, 333-195833, and 333-238801 on Form S-8 and Registration Nos. 333-650 and 33-95896 on Form S-4 of our reports dated February 18, 2022, relating to the consolidated financial statements and consolidated financial statement schedule of ManpowerGroup Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ManpowerGroup Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 18, 2022